EXHIBIT 99.1

[LETTERHEAD]

PRIVATE AND CONFIDENTIAL

November 11, 2008

Michael Fallquist
Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626

Dear Mr. Fallquist:

Re:	Proposed Transactions Between Universal Energy Group Ltd. ("UEG") and Commerce

Energy Group, Inc. (together with its subsidiaries, "Commerce")

Further to our recent meetings in Toronto, UEG has advised Commerce that it wishes to engage in negotiations regarding a possible transactions involving UEG and Commerce in the form described in this non-binding proposal relating to the purchase of certain of Commerce's assets together with an equity investment in Commerce. This letter (this "Letter") sets out the general basis for further negotiations, which, if successfully concluded, will result in the execution of a definitive agreement (the "Definitive Agreement") which will contain the terms contemplated by this Letter and such other terms, conditions, representations, warranties and indemnities including, without limitation, termination fees (in the amount of $800,000) , "rights to match" and non-solicitation provisions in favour of UEG and generally found in transactions of this nature.
The essential terms of our proposal are as follows: 1.Purchase of Customer Books, etc.

On closing, UEG would acquire (the "Acquisition") the following assets (the "Purchased Assets") from Commerce:

(a)	the customer contracts relating to the natural gas retailing business currently being carried on by Commerce in the State of Ohio (the "Ohio Book");

(b)	the customer contracts relating to the electricity retailing business currently being carried on by Commerce and known as the RIM book (the "PJM Book");

(c)
the customer contracts relating to the electricity retailing business currently being carried on by Commerce and known as the MISO book (the "MISO Book" and, together with the Ohio Book and the PJM Book, the "Commerce Books");

(d)	all licenses (including all regulator), licences) required to maintain and grow the Commerce Books;

(e)	licenses to early on business under the trade names currently being used by Commerce with respect to the each of the Commerce Books;

(f)
certain assets of Commerce, including "1 800 ELECTRIC" and "WWW.ELECTRICITY.COM." UEG would grant Commerce an exclusive license for the use of "1 800 ELECTRIC" and "WWW.ELECTRICITY.COM" for the purpose of acquiring customers in the State of California; and

(g)	assignment of the exclusive commodity marketing arrangement with UPromise Inc. for all territories excluding California and Texas.

Commerce will retain all accounts receivable related to gas or electricity delivered up until the applicable switch date. Accounts receivable will be treated on a FIFO basis post closing. UEG will show the Commerce portion of the account payable on the respective customer's bill.

2.	Equity Investment; Board of Director Nominees; Approvals

Equity Investment
Subject to stockholder approval, upon closing, UEG shall purchase with US dollars the number of shares of common stock of Commerce which will, on the date immediately prior to the closing date, equal 49% of the issued and outstanding common shares of Commerce, taking into account the investment (the "Equity Investment.").

In addition, subject to stockholder approval, upon closing, Commerce shall issue a warrant to purchase an additional amount of shares of common stock, which if exercised on the closing date, and added to the shares constituting the Equity Investment would equal to 66 2/3% of the issued and outstanding common stock of Commerce, taking into account the common stock that would be issued on the exercise of the warrant, on the closing date. The exercise price for the warrants will be the average closing price of the common shares of Commerce for the most recent 30 trading days prior to signing of the Definitive Agreement. All other terms of the warrants shall be negotiated and will form part of the Definitive Agreement. (the "Warrant Investment")

The Acquisition, Equity Investment and the Warrant Investment shall together be referred to herein as the "Transaction".

Board of Director Nominees

Immediately following the closing, the Board of Directors of Commerce shall consist of no more than seven members, three of whom shall be nominees of UEG.

Approvals

The Transaction shall be subject to all necessary shareholder and regulatory approvals which Commerce shall obtain at its expense, using its reasonable commercial efforts.

3.	Consideration

On the closing, UEG shall pay to Commerce aggregate consideration of US$16 million cash for all of the Purchased Assets and the Equity Investment, which will be allocated among the Equity Investment, the Warrant Investment and the Acquisition.

4. Due Diligence

At all times during the Exclusivity Period (defined below), UEG and its advisors (including legal counsel and NBF Financial, which is providing advisory services to UEG in this transaction) will be given full access to all of Commerce's books, records, premises, creditors and suppliers, and shall be allowed to interview Commerce's personnel and advisors in order to carry on the due diligence it requires with respect to evaluating Commerce and the Commerce Books, and Commerce agrees to provide all reasonable assistance in connection therewith. We have attached a preliminary due diligence request list to this Letter.

5. Exclusivity

Following the execution of this Letter until 5:00 p.m. (Toronto Time) on , November 26, 2008 (the "Exclusivity Period"):

(a) Commerce agrees to work exclusively and in good faith with UEG in an effort to negotiate definitive documentation in respect of a Transaction including the Definitive Agreement and provide UEG with an opportunity to conduct due diligence. During the Exclusivity Period, neither Commerce nor any of its Representatives (as defined below) will, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal, offer or enquiry from any other person relating to: (A) any take over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding up in respect of Commerce or any of its subsidiaries; (B) any sale, lease, license (other than licenses in the ordinary course of business), mortgage, hypothecation, pledge, transfer or other disposition of any assets representing greater than 10% of the consolidated assets of Commerce and its subsidiaries taken as a whole, whether in a single transaction or series of linked transactions; (C) any sale, lease, license (other than licenses in the ordinary course of business), mortgage, hypothecation, pledge, transfer or other disposition of any of the Purchased Assets, other than in the ordinary course of business; (D) enter into any new agreement for the sale or acquisition of 10% or more of Commerce's shares of any class or rights or interest therein or thereto in a single transaction or series of linked transactions; (E) any similar business combination or transaction involving Commerce and one or more of its subsidiaries (any proposal, offer or enquiry relating to the transactions described in (A) through (E) being an "Acquisition Proposal"), (ii) enter into any agreement or commitment related to any Acquisition Proposal or (iii) provide any information with respect to any Acquisition Proposal to any third party other than its Representatives, except as permitted in this agreement. For the purposes of this Letter, "Representatives" means, as to any person, such person's affiliates, shareholders, directors, officers, employees and advisors (including financial advisors and legal counsel), and "person" includes, without limitation, any corporation, partnership, individual or other entity.

For greater certainty, nothing in this Section 5(a) shall prohibit Commerce from negotiating with or entering into any amendments to any agreements or arriving at any arrangements or understandings with, its lenders only for the purposes of eliminating any default or Event of Default or receiving additional debt financing, but which would not other wise constitute an Acquisition Proposal by any such lender, nor shall it prohibit Commerce from providing information to its lenders in connection therewith..

(b)
Notwithstanding subparagraph (a) above, Commerce and its Representatives may enter into or participate in any discussions or negotiations with, or take any of the actions enumerated in subparagraph (a) above in respect of, a third party who (without any solicitation or initiation, directly or indirectly, after the date of this Letter by Commerce or any of its Representatives) seeks to initiate such discussions or negotiations in respect of an Acquisition Proposal (an "Unsolicited Acquisition Proposal") if, and only to the extent, the directors of Commerce determine in good faith that the taking of such action is necessary in discharge of their fiduciary duties under applicable laws, such third party being referred to as an "Unsolicited Bidder". In connection with any such Unsolicited Acquisition Proposal, Commerce may furnish information with respect to Commerce to the Unsolicited Bidder and permit the Unsolicited Bidder to conduct reasonable due diligence pursuant to a written confidentiality and standstill agreement similar to the confidentiality and standstill agreement between UEG and Commerce. If Commerce receives an Unsolicited Acquisition Proposal in respect of which it intends to take any of the actions permitted by the previous two sentences, Commerce will comply with subparagraph (d) below and for a period of seventy two (72) hours the "Match Period") from the time that Commerce notifies UEG of such determination, and during the Match Period Commerce hereby agrees not to accept, recommend, approve or enter into any agreement to implement such Unsolicited Acquisition Proposal and not to release the Unsolicited Bidder from any standstill provisions. In addition, during the Match Period, if so requested by UEG, Commerce and its financial and legal advisors will negotiate in good faith with UEG and its financial and legal advisors to make such adjustments to the Transaction as contemplated by this Letter as would enable UEG and Commerce to proceed with the Transaction rather than Commerce accepting the Unsolicited Acquisition Proposal. If any Match Period expires after 5:00 p.m. (Toronto Time) on November 26, 2008, the Exclusivity Period shall automatically be adjusted to expire at the end of such Match Period.

(c)
Commerce and its Representatives shall suspend all discussions with any third party regarding any Acquisition Proposal received prior to the date of this Letter, and shall postpone any scheduled third party due diligence during the Exclusivity Period except as may be permitted under Section 5(b) in connection with an Unsolicited Acquisition Proposal.

(d)
Commerce will immediately notify UEG orally (and then in writing within 24 hours) after it or any of its Representatives has received any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, or any request for information relating to Commerce or any of its subsidiaries in connection with an Acquisition Proposal or a potential Acquisition Proposal or for access to the properties or books and records thereof of which Commerce or any of its Representatives is or becomes aware. Such notice shall include a full description of the material terms and conditions of and a copy of any written Acquisition Proposal, inquiry, offer or request, including the identity of the third party making the Acquisition Proposal.

(e)	Commerce shall not amend, modify, waive or fail to enforce any of the standstill terms or other conditions included in any of the confidentiality agreements between Commerce and any third parties.

(f)	Nothing contained in this Section 5 shall prohibit Commerce from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 under the Securities

Exchange Act of 1934, as amended, or from making any disclosure to Commerce's stockholders if, in the good faith judgment of Commerce's directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

6.Public Disclosure

After execution of this Letter, Commerce and UEG will each issue a press release disclosing the contents of this Letter, the contents of which will be agreed to by the parties, and Commerce will file a Current Report on Form 8-K disclosing a copy of this Letter and provide a copy of the Form 8-K to UEG prior to filing. Other than this Letter, the discussions of UEG and Commerce, or any other documents or communications concerning the transaction contemplated hereunder, shall not be made public unless such disclosure is required by applicable law or stock exchange rules or policies (and then only if such party intending to disclose has provided to the other party in advance a draft of any press release or other public statement which it proposes to issue or make regarding the Transaction and given that other party a reasonable opportunity to comment). Upon execution of the Definitive Agreement, the parties will issue a joint press release, the contents of which will be agreed to by the parties.

7. Fees and Expenses

Each party will be responsible for its own legal, accounting, investment banking, and other expenses incurred in connection with this Letter, the Definitive Agreement, and all matters related thereto. Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the transaction.

8. Commerce Non-Completion Fee

If, at any time after the execution of this Letter and prior to the earlier of the entry by the parties into the Definitive Agreement and termination of this Letter pursuant to paragraph 15 (provided there is no material breach or non-performance by UEG of a material provision of this Letter):

(a)
Commerce or the board of directors of Commerce recommends, approves or enters into or proposes publicly to accept, recommend, approve or enter into any agreement with any person to implement an Acquisition Proposal;

(b)
an Acquisition Proposal is publicly announced, proposed, offered or made to the shareholders of Commerce and such Acquisition Proposal is completed within 12 months of the termination of this Letter; or

(c)
the parties fail to enter into the Definitive Agreement on or prior to November 26, 2008 (the "Outside Date") and such failure is solely or primarily attributable to Commerce failing to use commercially reasonable efforts to negotiate and enter into the Definitive Agreement;

(each of the above being a "Commerce Payment Event"), then without the necessity for making demand Commerce shall pay to UEG US$ 500,000 as a non-completion fee in immediately available funds to an account designated by UEG within two (2) business days after the first to occur of any one of such Commerce Payment Events. Following a Commerce Payment Event, but prior to payment of the non-completion fee, Commerce shall be deemed to hold such payment in trust for UEG. For greater certainty, the Parties agree that any payment of the non-completion fee by Commerce pursuant to this paragraph 8 is a payment of liquidated damages which are a genuine pre-estimate of the damages that

UEG will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Letter and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. UEG agree that the payment made pursuant to this paragraph 8 is the sole monetary remedy of UEG in respect of any breach of this Letter by Commerce; provided, however, that any payment made pursuant to this paragraph 8 shall be without prejudice to the rights and remedies available to UEG in respect of any claim based on the fraud or wilful misconduct of Commerce, including, without limitation, a breach of paragraph 5. Commerce shall only be obligated to pay one non-completion fee under this paragraph 8.

9. UEG Non-Completion Fee

If, at any time after the execution of this Letter and prior to the earlier of the entry by the parties into the Definitive Agreement and the termination of this Letter pursuant to paragraph 15 (provided there is no material breach or non-performance by Commerce of a material provision of this Letter):

(a)
the parties fail to enter into the Definitive Agreement on or prior to the Outside Date and such failure is solely or primarily attributable to UEG failing to use commercially reasonable efforts to negotiate and enter into the Definitive Agreement;

(each of the above a "UEG Payment Event"), then without the necessity for making demand, UEG shall pay to Commerce US$500,000 as a non-completion fee in immediately available funds to an account designated by Commerce within two (2) business days after the occurrence of such UEG Payment Event. Following a UEG Payment Event, but prior to payment of the non-completion fee, UEG shall be deemed to hold such payment in trust for Commerce. For greater certainty, the Parties agree that any payment of the non-completion fee by UEG pursuant to this paragraph 9 is a payment of liquidated damages which are a genuine pre-estimate of the damages that Commerce will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Letter and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Commerce agrees that the payment made pursuant to this paragraph 9 is the sole monetary remedy of Commerce in respect of any breach of this Letter by UEG; provided, however, that any payment made pursuant to this paragraph 9 shall be without prejudice to the rights and remedies available to Commerce in respect of any claim based on the fraud or wilful misconduct of UEG. UEG shall only be obligated to pay one non-completion fee under this paragraph 9.

10. Post-Closing Transition

The Definitive Agreement will provide that on closing, Commerce and UEG shall enter into one or more Services Agreements pursuant to which (i) Commerce will, for up to (such period to be determined by UEG) six months following closing, provide UEG with access to its existing infrastructure at Commerce's cost for the purposes of serving the customer base which is the subject of the Commerce Books; and (ii) Commerce will, for up to (such period to be determined by UEG) six months following closing, continue to support its operations using its existing back office support (including IT systems, human resources, legal and regulatory staff) for the purposes of facilitating Commerce's existing marketing business in the State of California and at the end of such period UEG will provide such services as contemplated in paragraph 11 below.

11.Services Agreement

Following completion of the transition period mentioned in paragraph IO, UEG will for a period of 5 years (the "Service Term") provide Commerce with back office support (including IT systems, human resources, legal and regulatory staff) for the purposes of facilitating Commerce's existing marketing business in the State of California. UEG will provide these services to Commerce for an annual service fee of US$1,000,000 payable in respect of the first year of the Service Term and an annual service fee of US$1,500,000 payable in respect of successive year of the Service Term thereafter.

12.Supply and Credit

(a)	During the Exclusivity Period, the parties will develop a model and ascertain supply requirements for Commerce.

(b)
The Definitive Agreement will provide that UEG will arrange supply of Commerce's California customers, on terms mutually agreed between UEG and Commerce, after the closing of the transactions contemplated by the Definitive Agreement.

(c)
The Definitive Agreement will provide that within ten business days of signing the Definitive Agreement, UEG or a party of its choosing, will replace the credit support provided by Wachovia (the "Credit Support Replacement") for a fee of US$250,000. The Definitive Agreement will provide that until termination of the Definitive Agreement UEG will agree not to terminate the Credit Support Replacement. Such agreement not to terminate the Credit Support Replacement will in no manner create a course of dealing or otherwise impair the future ability of UEG to declare a default or event of default under or otherwise enforce the terms of the Credit Support Replacement. If the transactions contemplated by the Definitive Agreement do not close in accordance with the terms and conditions thereof (for any reason whatsoever) or if the Definitive Agreement is otherwise terminated (for any reason whatsoever), then UEG may, in its sole discretion, terminate the Replacement Credit Support at any time thereafter; provided that Commerce may require an extension of the Replacement Credit Support for a period of up to 60 days for a fee of US$500,000 for each 30 day extension (or part thereof) for a total fee of US$1,000,000, such fees to be payable in advance at the commencement of each such period.

13.Non-Competition

The Definitive Agreement will provide that each of Commerce (including each of its subsidiaries), and certain executives will enter into two-year non-competition agreements with UEG pursuant to which they will agree not to compete in the business of marketing or supplying natural gas or electricity to residential, commercial and industrial consumers in the State of Ohio and all areas covered by the NM and the MISO.

14. Governing Law

This Letter and the agreements contemplated by this Letter will be governed by and construed in accordance with the laws of the State of New York.

15. Termination

This Letter may be terminated and the Transaction abandoned at any time:

(a)	by the mutual written consent of Commerce and UEG;

(b)	by Commerce or UEG if the parties fail to enter into the Definitive Agreement on or prior to the Outside Date; provided, however, that the right to terminate this Letter under this paragraph 15(b) shall not be available to any party whose failure to use commercially reasonable efforts to negotiate and enter into the Definitive Agreement has been the cause of, or resulted in, the failure of the parties fail to enter into the Definitive Agreement on or prior to the Outside Date;

(c)	by UEG, if Commerce has breached in any material respect any of its representations, warranties, agreements or obligations herein;

(d)	by Commerce, if UEG has breached in any material respect any of its representations, warranties, agreements or obligations herein;

(e)	by Commerce upon the occurrence of a Commerce Payment Event, provided that Commerce has paid to UEG the Commerce non completion fee as provided in paragraph 8;

(f)	by UEG upon the occurrence of a Commerce Payment Event as provided in paragraph 8;

(g)	by UEG upon the occurrence of a UEG Payment Event, provided that UEG has paid to Commerce the UEG non completion fee as provided in paragraph 9; or

(h)	by Commerce upon the occurrence of a UEG Payment Event as provided in paragraph 9.

If this Letter is terminated in accordance with the provisions of this paragraph 15, no party shall have any further liability to perform its obligations hereunder except for the provisions of this paragraph 15 and paragraphs 6, 7, 8 and 9; provided that neither the termination of this Letter nor anything contained in this paragraph 15 shall relieve any party from any liability for any breach by it of this Letter, including from any non-performance by it of its covenants and agreements made herein.

16.Non-binding Letter

This Letter evidences the intent of UEG and Commerce to proceed diligently and in reasonable fashion to pursue a possible transaction for the acquisition by UEG of the Commerce Books and the Equity Investment as described above, subject to the conditions stated herein. Except for the provisions of paragraphs 4, 5, 6, 7, 8, 9, 14, 15 and this paragraph 16, nothing herein shall constitute a legally binding agreement of UEG and Commerce. The proposed transaction is expressly conditioned upon UEG and Commerce entering into the Definitive Agreement. Unless the Definitive Agreement is entered into in writing by such parties, regardless of the reason that the Definitive Agreement is not executed, neither UEG nor Commerce shall be under any obligation to the other (except as set forth in paragraphs 4, 5, 6, 7, 8 and 9) for damages, expenses or otherwise, irrespective of any negotiations, agreements or understandings heretofore or hereafter existing between the parties, and irrespective of any implied course of conduct between the parties. Notwithstanding anything to the contrary contained herein, paragraphs 6, 7, 8, 9, 14, 15, and this paragraph 16 shall survive the termination of this Letter.

We look forward to receiving confirmation that the foregoing is acceptable no later than 5 p.m. (Toronto) time on November 11, 2008.

Yours truly,
UNIVERSAL ENERGY GROUP LTD.

Per:   /s/ Mark L. Silver

Mark L. Silver
President

Agreed to this 11th day of November, 2008. COMMERCE ENERGY GROUP INC.

Per:   /s/ Michael J. Fallquist

Michael J. Fallquist
Chief Operating Officer